Exhibit 24

Limited Power of Attorney – Securities Law Compliance

The undersigned hereby constitutes and appoints Susan L. Thorner, Adam Guttmann, and George F. Fraley, and each of them, the undersigned’s true and lawful attorney-in-fact and agent to complete and execute such Forms 3, 4 and 5, Forms 144 and other forms as such attorney shall in his or her discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor laws and regulations (collectively, the “Reporting Forms”), as a consequence of the undersigned’s ownership, acquisition or disposition of securities of Abgenix, Inc. (the “Company”), and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorney shall deem appropriate.  The undersigned hereby ratifies and confirms all that said attorney-in-fact and agents shall do or cause to be done by virtue hereof.

In such instances where the undersigned has executed any of the Reporting Forms on his or her own behalf, the undersigned hereby consents to the filing of copies of a such Reporting Forms that reflect a conformed signature.  The undersigned will maintain fully executed copies of any Reporting Forms so filed, in his or her own records.

This Limited Power of Attorney is executed at Fremont, CA as of the date set forth below.

Dated: October 3, 2002	/s/ C. Geoffrey Davis
Signature

C. Geoffrey Davis
Print Name

Witness:

/s/ K. A. Baumback
Signature

K. A. Baumback
Print Name

Dated: October 3, 2002